January 23, 2007

Mr. Robert Callicutt

[address on file]

Re:	Retirement and Consulting Agreement

Dear Bob:

This letter sets forth the terms of the agreement between Flushing Financial Corporation (the “Company”), Flushing Savings Bank, FSB (the “Bank”) and you regarding your pending retirement and consulting arrangement. Capitalized terms used in this letter and not otherwise defined have the meanings given to them in your amended and restated employment agreement with the Company, dated as of July 18, 2000. For purposes of this letter, your employment agreement with the Company and your amended and restated employment agreement with the Bank, dated as of July 18, 2000, are collectively referred to as the “Employment Agreements”.

1.            Retirement. Subject to the terms and conditions set forth in this letter, on February 2, 2007 (your “Retirement Date”), you will retire from your positions of Senior Vice President of the Company and Senior Vice President / Residential Mortgage Banking and from any other positions you may have with subsidiaries or benefit plans of the Company or the Bank. In recognition of your years of service to the Company and the Bank and in consideration for your agreement to provide consulting services following your retirement and for the waiver and release contained in this agreement, the Company and/or the Bank shall pay you an aggregate amount of $150,000 (reduced by the amount of all required tax withholding with respect to such payment), payable in a lump sum on February 9, 2007 (assuming you have not revoked this agreement prior to such date).

2.            Consulting Services. You agree to make yourself available to consult with the senior officers of the Company and the Bank for a period of 12 months after your Retirement Date, for up to ten hours per month. Such consulting services shall be primarily by telephone and at times that are mutually convenient to you and such officers.

In the event of your death either before your Retirement Date or before you have received the payment referred to in the paragraph 1 of this letter, the Company or the Bank shall make such payment to your designated beneficiaries or, failing any designation, your estate.

3.            Bank Obligations. Upon your retirement under this letter agreement, the Company and the Bank shall have no further obligations to you under the Employment Agreements, other than (1) the payment of your earned but unpaid Current Salary and (2) the provision of such other benefits, if any, to which you are entitled as a former employee under the Bank’s and the Company’s employee benefit plans and programs and compensation plans and programs.

4.            Release of Claims. In exchange for the consideration provided for in this Agreement, you, for yourself and your heirs, executors, administrators and assigns (collectively the “Callicutt Parties”), forever waive, release and discharge the Company and the Bank and their respective subsidiaries, affiliates, successors and assigns, past and present officers, directors, employees and agents, and any fiduciaries of any employee benefit plan or policy of the Company or the Bank (collectively the “Bank Parties”), from any and all claims, cases, demands, causes of actions, fees and liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, which you or they ever had or now have against the Bank Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of your execution of this agreement, including, but not limited to any tort and/or contract claims and any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Civil Rights Act of 1991, and/or any other Federal, state or local law (statutory or decisional), regulation, or ordinance; provided, however, that in no event do any of the Callicutt Parties hereby waive, release or discharge any of the Bank Parties against any claim, case, demand, cause of action, fee, liability or expense relating to indemnification or limitation of liability under the Company’s or the Bank’s charter or bylaws, or under any indemnification agreement between you and the Company or the Bank.

You acknowledge that you have been urged by the Company to consult an attorney before signing this agreement and that you have executed this agreement with the waiver and release set forth above, after having had the opportunity to consult with an attorney and after having had the opportunity to consider the terms of this agreement for twenty-one (21) days after such terms were proposed to you (although you may sign it at any time during this period). You further acknowledge that: you have read this agreement in its entirety; you understand all of its terms; you knowingly and voluntarily assent to all of the terms and conditions contained herein including, without limitation, the waiver and release; you are executing this agreement, including the waiver and release, in exchange for consideration in addition to anything of value to which you are already entitled; you are not waiving or releasing rights or claims that may arise after your execution of this agreement; and that you understand that the waiver and release in this agreement is being requested in connection with your retirement from the Company and the Bank and in exchange for your receipt of consideration to which you otherwise would not be entitled.

5.            Noncompete, Non-solicit and Confidentiality. You agree that for a period of 18 months following your Retirement Date, you will not, directly or indirectly, engage or participate in, or render services in any capacity (whether as owner, operator, shareholder, manager, consultant, strategic partner, employee or otherwise) to any business competitive with any business conducted by the Bank (a “Competing Business”) in the New York City metropolitan area. For purposes of the foregoing, you will not be in breach of this paragraph __

by reason of your ownership, directly or indirectly, of two percent or less of a Competing Business’ voting capital stock if (i) such Competing Business is publicly traded and (ii) you do not, directly or indirectly, control the operation or management of such Competing Business.

You agree that for a period of 18 months following your Retirement Date, you will not, directly or indirectly, (i) solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Bank who was an employee, consultant or independent contractor of the Bank at any time during the 12 months preceding or following your Retirement Date, (ii) induce or attempt to induce any employee, consultant or independent contractor of the Bank who was an employee, consultant or independent contractor of the Bank at any time during the 12 months preceding or following your Retirement Date, to terminate his or her employment with, or otherwise cease his or her relationship with, the Bank, or (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Bank.

You acknowledge that in carrying out the Bank’s business, you have learned confidential or proprietary information about the Bank or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Bank, including its business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed (collectively, “Confidential Information”). You agree that you shall not disclose any Confidential Information to others outside of the Bank or use such information for your own or someone else’s benefit. You agree that such Confidential Information may be disclosed within the Bank only to those individuals who need the information to carry out their business responsibilities.

You acknowledge and agree that the restrictions contained in this paragraph 5 are reasonable and necessary protection of the immediate interests of the Bank, and any violation of these restrictions would cause substantial injury to the Bank and that the Bank would not have entered into this agreement without receiving the protective covenants contained in this paragraph 5. In the event of a breach or a threatened breach by you of these restrictions, the Bank will be entitled to an injunction restraining you from such breach or threatened breach (without the necessity of providing the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Bank from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

6.            Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

7.            Effective Date. This agreement, including the waiver and release contained herein, shall become effective the eighth (8th) day following your execution of this agreement and you may at any time prior to the effective date revoke this agreement by giving written notice of such revocation to Anna Piacentini, the Company’s Senior Vice President and Corporate Secretary.

8.            Amendments. This letter agreement may not be altered, varied, revised or amended except by an instrument in writing signed by you, the Bank and the Company.

Please indicate your agreement with the foregoing by signing in the space provided below and returning a signed copy of this letter to each of the undersigned.

Sincerely,

FLUSHING FINANCIAL CORPORATION

By:	_/s/ John R. Buran_________________
John R. Buran
President and Chief Executive Officer

FLUSHING SAVINGS BANK, FSB

By:	_/s/ John R. Buran_________________
John R. Buran
President and Chief Executive Officer

AGREED AND ACCEPTED:

_/s/ Robert L. Callicutt _	_January 24, 2007___________
Robert L. Callicutt	Date